Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement on Form S-1 of Energy 11, L.P. (SEC File No: 333-197476) of our report dated March 29, 2017, relating to our audit of the statements of revenues and direct operating expenses of properties to be acquired by Energy 11, L.P. from Kaiser Acquisition and Development – Whiting, LLC under agreement dated March 8, 2017 for the year ended December 31, 2016 and period from October 26, 2015 (inception) to December 31, 2015, which appears as Exhibit 99.1 in the accompanying Energy 11, L.P. Current Report on Form 8-K.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
March 31, 2017